UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2011

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1033 Skokie Boulevard, Suite 355, Northbrook, Illinois 60062
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 6, 2011, we entered into an office lease agreement (the “Lease”) with Long Ridge Office Portfolio, L.P. for approximately 21,182 square feet of office space in Deerfield, Illinois, which was effective as of August 31, 2011. The initial term of the Lease is for approximately six and one-half years, commencing on December 1, 2011 and expiring on June 30, 2018. The minimum rent payable by us will initially be approximately $29,567 per month during the first year and will increase each year during the initial term, up to approximately $34,863 per month after the sixth year. We have the option to extend the Lease for an additional five-year term, which would commence upon the expiration of the initial term. In the event we choose to extend the term of the Lease, the minimum monthly rent payable for the additional term will be determined according to the then-prevailing market rate.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which will be attached as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2011	Horizon Pharma, Inc.

	By:	/s/ Robert J. De Vaere
Robert J. De Vaere
Executive Vice President and Chief Financial Officer